Skillz Hires Fortune 500 Legal Executive Andrew Dahlinghaus As General Counsel

Dahlinghaus Brings Extensive Legal and Regulatory Compliance Expertise to
Leading Mobile Gaming Platform

SAN FRANCISCO, Calif. – June 02, 2023 – Skillz (NYSE: SKLZ), the leading mobile games platform that connects players and developers through fun and fair competition, today announces that Andrew Dahlinghaus will be joining the executive team as General Counsel, effective June 26, 2023. Dahlinghaus will be replacing Charlotte Edelman, who has led the company’s legal department since 2020. Edelman will continue to serve the company as an advisor. In his role, Dahlinghaus will oversee all legal and regulatory matters at Skillz.

“I’m excited to see how Andrew Dahlinghaus applies his background in leading legal and compliance functions at growing companies to further Skillz,” said Andrew Paradise, CEO and founder of Skillz.

In his past roles, Dahlinghaus has led best-in-class Legal and Compliance groups in Fortune 500, FTSE 250 and private equity-backed companies, including Covidien, Medtronic, and ConvaTec. Most recently at Clario, his experience spans large and complex transactions, commercial counseling, regulatory compliance and government enforcement matters. Prior to going in-house, Dahlinghaus was an attorney at international law firm Arent Fox, where he represented a wide variety of clients in high-stakes litigation and government investigations. Dahlinghaus earned his B.A. at Indiana University Bloomington before graduating from The George Washington University Law School.

“I am thrilled to join Skillz as General Counsel at such an important time at the company” said Dahlinghaus. “I look forward to leveraging my legal expertise to support the company’s future roadmap, ensuring compliance, and fostering a secure and fair gaming environment for our players worldwide.”

About Skillz
Skillz is the leading mobile games platform on a mission to bring out the best in everyone through fun and fair competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual mobile gaming tournaments for millions of players worldwide. As the pioneer of skill-based competition for mobile gaming, Skillz has earned recognition with Parity.Org’s 2022 Best Companies for Women to Advance, Deloitte 2022 Tech Fast 500 and one of Fast Company’s Most Innovative Companies in 2023. For more information, visit skillz.com.

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